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                                                                  EXHIBIT (a)(7)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer is made solely by the Offer to Purchase dated May 12, 2000 and the related Letter of Transmittal and is being made to all holders of Shares. Tartan, Inc. is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Tartan, Inc. becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Tartan, Inc. will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Tartan, Inc. cannot comply with such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in any such state. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Tartan, Inc. by Chase Securities Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
          (Including the Associated Rights to Purchase Preferred Stock)

                                       of

                          McWhorter Technologies, Inc.

                                       at

                          $19.70 Net Per Share in Cash

                                       by

                                  Tartan, Inc.

                          a wholly owned subsidiary of

                            Eastman Chemical Company





          Tartan, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Eastman Chemical Company, a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $0.01
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per share, of McWhorter Technologies, Inc., a Delaware corporation (the
"Company"), including the associated rights to purchase preferred stock (collectively, the "Shares"), at a price of $19.70 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 12, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their names and who tender directly to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Purchaser will pay all charges and expenses of Chase Securities Inc., as Dealer Manager (in such capacity, the "Dealer Manager"), the Depositary and Georgeson Shareholder Communications Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer. Following consummation of the Offer, the Purchaser intends to effect the Merger described below.


        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                 NEW YORK CITY TIME, ON FRIDAY, JUNE 9, 2000,
                        UNLESS THE OFFER IS EXTENDED.


          The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 3, 2000 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. Pursuant to the Merger Agreement and the Delaware General Corporation Law, as amended (the "DGCL"), as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions set forth in the Merger Agreement, including the purchase of Shares pursuant to the Offer and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), the Purchaser will be merged with and into the Company (the "Merger") and each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its subsidiaries, including the Purchaser, or (iii) stockholders who properly perfect their dissenters' rights under the DGCL, will be converted into the right to receive $19.70 in cash or any higher price per Share paid in the Offer, without interest thereon.


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          THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT
THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

          THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT OR THE PURCHASER (IF ANY), REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER.

          For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Upon the terms and subject to the conditions set forth in the Offer, payment for Shares accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as the agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to such tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID BY THE PURCHASER BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ("Share Certificates") or a timely book-entry confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with all required signature guarantees or, in the case of book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

          The Purchaser may, without the consent of the Company, extend the Offer beyond the scheduled Expiration Date if any of the conditions to its obligation to accept for payment and to pay for the Shares shall not be satisfied or, to the extent permitted by the Merger Agreement, waived by 12:00 midnight, New York City time, on
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the Expiration Date (as it may be extended), but in no event beyond June 30,
2000, unless any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any foreign antitrust, investment or competition law or regulation has not expired or been terminated, in which case, the Offer may be extended, but in no event beyond July 31, 2000. Notwithstanding the foregoing, if immediately prior to the Expiration Date (as it may be extended), the Shares tendered and not withdrawn constitute less than 90% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed ten (10) business days. If all conditions to the Offer have been satisfied or waived, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn at such time (which Shares may not thereafter be withdrawn) and may, in its sole discretion, extend the Offer to provide a "subsequent offering period" for at least three (3) business days and, as extended, not more than twenty (20) business days, during which time stockholders may tender, but not withdraw, their Shares and receive the Offer consideration.

          The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, June 9, 2000, unless the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

          Any extension of the period during which the Offer is open will be followed, as promptly as practicable, by public announcement thereof, such announcement to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares (except during the subsequent offering period).

          Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (except during the subsequent offering period) and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after July 10, 2000. For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the
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person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder, if different from that of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn must be submitted to the Depositary and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date or during the subsequent offering period. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding.

          Subject to the terms of the Merger Agreement and the applicable regulations of the Securities and Exchange Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such Shares.

          The information required to be disclosed by Paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

          The Company has provided to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies, and similar persons whose
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names, or the names of whose nominees, appear on the stockholder list or, if applicable, are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

          THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

          Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. No fees or commissions will be payable by the Purchaser to any broker, dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                                [GEORGESON LOGO]
                           17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll-Free: (800) 223-2064

                      The Dealer Manager for the Offer is:

                              CHASE SECURITIES INC.
                          270 Park Avenue, 10th Floor
                            New York, New York 10017
                                 (212)270-3272

May 12, 2000



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